[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 10.16(b)

CONFIDENTIAL

SECOND AMENDMENT TO FOUNDRY AGREEMENT

Spansion and SMIC

Amendment	This Second Amendment (“Amendment”) to the Foundry Agreement dated August 31, 2007, as amended (“Agreement”) is entered into between Spansion LLC (“Spansion”) and Semiconductor Manufacturing International Corporation (“SMIC”), on behalf of themselves and their Affiliates, including without limitation the Facilities. In consideration of the promises and mutual covenants of the parties, it is agreed that the Agreement shall be modified to include the following terms:

Amendment Effective Date	December 14, 2010

Form of assistance	Prepayment for 65nm Contract Wafers to be shipped by SMIC/WXIC in accordance with the terms of the Agreement.

Prepayment Amount	USD [*]

Prepayment terms	USD[*] on each Contract Wafer shipped by SMIC to Spansion will be deducted from the Prepayment Amount until all USD [*] prepayment credits are used up. In the event that the prepayment credits are not used up by [*], due to WXIC not providing sufficient capacity or any other reason beyond Spansion’s reasonable control, then SMIC will return the remaining balance to Spansion in full by [*]. If Spansion’s orders are insufficient to drawdown the total amount by [*], [*] month extension is automatically given by SMIC until [*]. If Spansion fails to draw down the entire Prepayment Amount by that date due to reasons solely within its reasonable control, [*].

Funding of the Prepayment Amount	The USD [*] prepayment shall be paid by Spansion to SMIC by [*].

Base Wafer Pricing & Special Wafer	• Base Contract Wafer pricing for all engineering & production 65nm NOR (3 layer metal) Contract Wafers shall be as follows:

Pricing	• Q1’11: USD [*]

• Q2’11: USD [*]

• Q3’11: USD [*]

• Q4’11: USD [*]

	•	Special Contract Wafer pricing is Base Contract Wafer pricing [*], which shall be as follows. Both parties agree that this Special Contract Wafer price shall apply for all engineering & production 65nm NOR (3 layer metal) Contract Wafers and be valid until Spansion prepayment credit is fully consumed.

	•	Q1’11: USD [*]

	•	Q2’11: USD [*]

	•	Q3’11: USD [*]

	•	Q4’11: USD [*]

Invoicing &
Payment	•	Spansion purchase orders & SMIC invoices shall reference the special Wafer Contract pricing listed above. Spansion’s payment to SMIC shall be equivalent to the special Contract Wafer price minus a [*] prepayment credit for each Contract Wafer delivered. To facilitate this process, SMIC shall provide Spansion with a credit memo which Spansion shall reference with each payment.

	•	SMIC offers regular [*] payment term for on-going business

SMIC Minimum
Capacity	•	SMIC shall provide the following minimum Contract Wafer delivery capacity to Spansion for 65nm NOR production material, provided that SMIC receives the Prepayment Amount from Spansion:

	•	Q1’11: [*]

	•	Q2’11: [*]

	•	Q3’11: [*]

	•	Q4’11: [*]

	•	2012: [*]

Other terms of the prepayment	1.	SMIC shall return to Spansion the full amount of the remaining portion of the Prepayment Amount plus [*] of the original Prepayment Amount (USD [*]):

•	If [*] acquires a majority share or otherwise acquires the power to causes the direction of the management or policies of WXIC or SMIC, payable upon WXIC’s and/or SMIC’s signing of a definite agreement memorializing such merger or acquisition.

•	If SMIC or WXIC gives wafer manufacturing capacity to [*] during the term of the Agreement, payable upon SMIC or WXIC entering into an agreement to provide such capacity.

•	If either party terminates the Agreement as permitted under the Agreement, payable at time of such termination.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

	2.	If SMIC experiences an event of default [*] in place with any of [*] or otherwise experiences any material adverse condition [*], SMIC shall immediately provide Spansion with written notice of such event or condition. Upon the occurrence of such event or condition, then Spansion shall have the right, at its sole discretion, to set off the [*] against any liabilities with SMIC, and/or receive an immediate return of [*].

Miscellaneous	Unless otherwise defined herein, capitalized terms used in this Amendment shall have the same meaning as those set forth in the Agreement. The parties agree that except as amended in the manner specified above, all remaining provisions of the Agreement shall continue in full force and effect and shall apply to this Amendment. This Amendment may be signed in multiple counterparts, each of which shall constitute a signed original. Once fully signed, any facsimile or electronic image of this Amendment shall be valid and acceptable for all purposes as if it were an original.

Acknowledged and agreed

Spansion		SMIC

/s/ Randy W. Furr		/s/ Chris Chi

Name:	Randy W. Furr	Name:	Chris Chi

Title:	EVP & CFO	Title:	CBO

Date:	12/14/2010	Date:	12/20/2010

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.